Exhibit 99.1

Dynamic Nutra Enterprises Holdings, Inc. - Subsidiary’s Letter of Intent

OCEANSIDE, Calif., September 24, 2013 (GLOBE NEWSWIRE) — Richard Wheeler, the President and director of Dynamic Nutra Enterprises Holdings, Inc. (OTCBB:DYNH), announced that on September 24th 2013, its recently formed subsidiary, Syracusa, LLC, signed a Letter of Intent to form a joint venture with affiliates of San Francisco Bay area property developer David M. Shepard (“Shepard”) for the development of a certain tracts of land generally located south of the village of San Felipe Baja Mexico.  Currently, the properties are to be in ventures between Shepard and his Mexican partners which consist of several separate assemblages totaling approximately 3,200 acres with approximately 3,000 kilometers of beachfront. The properties will be developed to serve as a destination for off-road enthusiasts as a state-of-the-art motorsports country club, set in a desert and mountain backdrop, offering amenities including a clubhouse, condominiums, private garages and spa. The joint venture will hope to attract members by combining a variety of off-road courses with resort-style amenities and a staff trained in the various disciplines of the sport.  To date Shepard has expended over $500,000 in deposits and expenses against a total commitment of approximately $8,000,000.  The negotiations are to form a new Limited Liability Company named San Felipe Off Road Resort, LLC in which the ownership shall be, 75% - Syracusa, and 25% - Shepard.

About Dynamic Nutra Enterprises Holdings, Inc.

The company is in the development stage of establishing a business to market a brewer’s yeast product called Beta Glucan.™  This  immune system modulator has been shown for a majority of people to eliminate acne. The Company also entered into a joint venture with Pure Energy FX wherein the Company contributed its current business and Pure Energy FX provided its marketing expertise.

The Company is motivated by the need to share what are significant up-front risks in introducing a new products with the very specialized business model of marketing through social networking where individuals can economically benefit from bring together their affiliates.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company and SPI set forth herein and those preceded by or that include the words "believes,'' "expects,'' "given,'' "targets,'' "intends,'' "anticipates, "plans,'' "projects,'' "forecasts'' or similar expressions, are "forward-looking statements". Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact Info: Richard Wheeler 619-354-7972 Dynamic Nutra Enterprises Holdings, Inc. 4263 Oceanside Blvd